EXHIBIT 10.3


                                         [DRAFT: 7-11-96, lined from 6-27draft]

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement"), is dated as of ____________, 1996, between Golden Bear Golf, Inc., a Florida corporation (the "Company"), and Jack W. Nicklaus ("Nicklaus").

         WHEREAS, Nicklaus has been employed by certain predecessors of the Company since August 1, 1970, in various capacities;

         WHEREAS, pursuant to reorganization transactions contemplated in that certain Agreement and Plan of Reorganization, dated June 7, 1996, the Company will acquire certain of the businesses and operations of such predecessors;

         WHEREAS, the proposed reorganization transactions will be consummated only upon the closing of an initial public offering of the Company's Class "A" Common Stock (such date being hereafter referred to as the "Effective Date"); and

         WHEREAS, the Company desires to employ Nicklaus in an executive capacity and Nicklaus desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and Nicklaus agree as follows:

         1. TERMS OF EMPLOYMENT. The Company shall employ Nicklaus, and Nicklaus accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for a term beginning as of the Effective Date and expiring on December 31, 2001. Such period is called the "Term".

         2.       SERVICES.

                  2.1 OFFICE AND DUTIES. During the Term, Nicklaus shall serve as Chairman of the Board of the Company and shall have powers and authority commensurate with such position as may be assigned to him by the Company's Board of Directors. Nicklaus shall not be required to relocate his principal residence from Palm Beach County, Florida or to operate out of any offices of the Company other than its current principal executive offices without his prior written consent.

                  2.2 SCOPE OF REQUIRED EFFORTS. During the Term, Nicklaus shall devote reasonable efforts and energies to the business of the Company and shall use his personal efforts, skills and abilities to promote the interests of the Company.1 It is understood that Nicklaus will not be devoting his full time and attention to the business of the Company, and that his other business activities, including activities on behalf of Golden Bear International, Inc. ("GBI"), and as a professional golfer, will require the majority of his efforts during the term of this Agreement and therefore, no minimum number of hours. Nicklaus agrees to devote such time and attention to his position as Chairman of the Board of the Company as a Director as he deems reasonable and prudent to the fulfillment of his required duties , and Nicklaus shall have discretion to

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accept such additional duties as may be offered to him as a member of the Board of Directors or any committee thereof. Nicklaus agrees to provide those personal services reasonably required to fulfill commitments made by the Company for certain of his services during the term of this Agreement, consistent with the prior activities of Nicklaus on behalf of GBI, subject to the terms and limitations set forth in Section 7, below.

         3.       COMPENSATION.

                  3.1 CASH COMPENSATION. During the Term, Nicklaus shall receive an initial base salary at the annual rate of eighty-five thousand dollars ($85,000) ("Base Salary"), payable in accordance with the Company's normal payroll practices. The Base Salary shall be subject to increase from time to time as may be determined upon a review of Nicklaus' performances to be undertaken by the Compensation Committee of the Board of Directors at least once annually ("Compensation Committee"). Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligation of the Company under this Agreement, and, once established or increased, the Base Salary shall not thereafter be reduced.



                  3.2 LONG-TERM INCENTIVE COMPENSATION. The Company shall grant to Nicklaus options to purchase an aggregate of sixty-five thousand (65,000) shares per year of Class "A" common stock of the Company at its then fair market value pursuant to the Golden Bear Golf, Inc. 1996 Stock Option Plan (the "Plan"). These options shall be issued in accordance with the terms of the Plan and a related stock option agreement, and shall be freely assignable by Nicklaus as provided therein.

                  3.3 ADDITIONAL COMPENSATION. Nothing in this Agreement shall be deemed to prohibit the Compensation Committee from granting Nicklaus such increased compensation, incentive awards or other benefits as the Compensation Committee from time to time may determine, provided that the parties recognize and acknowledge that the Compensation Committee shall be under no obligation to grant any such increase and shall have full discretion in making any determination with respect thereto.

         4.       REIMBURSEMENT OF EXPENSES; BENEFITS.

                  4.1 REIMBURSEMENT OF EXPENSES. Upon submission of appropriate documentation and in specific accordance with such guidelines as may be established from time to time by the Company's Board of Directors, the Company shall reimburse Nicklaus for all reasonable business expenses actually and necessarily incurred in the performance of his duties under this Agreement.

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                  4.2 EMPLOYEE BENEFIT PLANS AND PROGRAMS. During the Term,
Nicklaus shall be entitled to participate in all group life insurance, pension, medical insurance, hospitalization, disability and other similar employee benefit plans and programs of the Company, subject to eligibility and vesting requirements from time to time in effect, which at any time during the Term may be offered by the Company to its executive officers generally, provided that nothing in this Agreement shall require the Company at any time to create or continue any such plan or program or to fix, amend or retain eligibility requirements so as to include Nicklaus.

                  4.3 VACATIONS. The parties acknowledge that the performance of Nicklaus' duties under this Agreement will require a limited amount of his time and attention, and that his Base Salary has been established at a rate which reflects his limited time commitments to the Company during the term of this Agreement. Nicklaus shall be entitled to schedule personal vacation during each calendar year in his discretion without obtaining leave time from the Company, taking into consideration the reasonable business needs of the Company and his other professional commitments, and his Base Salary and other compensation under this Agreement shall not be reduced as a result of his election to take vacation.

         4.4 SECRETARIAL ALLOWANCE. It is understood and agreed that Nicklaus' personal staff shall remain employed by his affiliated company, GBI, and that the Company shall not be required to provide Nicklaus with a secretary or other staff commensurate with his position as Chairman of the Board. Nicklaus and the Company agree that he will utilize the services of his personal staff for all normal office support functions required by Nicklaus in connection with his performance of this Agreement, including secretarial and administrative assistant work required in connection with the performance of his customary work activities and correspondence on behalf of the Company. In order to defray the expenses to be incurred by GBI in providing the services of such staff on behalf of Nicklaus, the Company agrees to pay a non-accountable staff allowance in the amount of forty thousand dollars ($40,000) per annum, which allowance will be paid to GBI in equal monthly installments on or before the 15th day of each month during the term of this Agreement. It is understood that the allowance provided under this Section is not intended to cover extraordinary staffing needs created by special projects undertaken by Nicklaus as an executive of the Company, or emergency needs created by natural disaster or other circumstances beyond the reasonable control of the parties, in which event the Company shall provide additional staff to Nicklaus, on a temporary basis, as reasonably required to meet such contingencies.

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         5.       TERMINATION.  The Executive's employment under this Agreement may be terminated prior to the end of the Term by the Company or Nicklaus without any breach of this Agreement only under the following circumstances:

                  5.1 DEATH. Nicklaus' employment under this Agreement shall terminate upon his death.

                  5.2 DISABILITY. The Company may terminate Nicklaus' employment if Nicklaus is unable to perform his services by reason of his "Disability". "Disability" means Nicklaus' inability to perform his duties under this Agreement by reason of any medically determinable physical or mental impairment which reasonably can be expected to result in death or which has lasted or reasonably can be expected to last for 120 days out of any 180 day period.

                  5.3 CAUSE. Except as set forth in Sections 5.1 and 5.2, the Company only may terminate Nicklaus' employment under this Agreement for "Cause". "Cause" means: (a) action by Nicklaus involving willful misconduct, dishonesty or gross neglect which has a materially adverse affect on the business or reputation of the Company; or (b) the willful and repeated refusal or failure of Nicklaus to discharge his duties under Section 2 in all material respects, where such alleged refusal or failure is not remedied within 45 days after the date of Nicklaus' being given a written demand from the Company to remedy such alleged refusal or failure, which demand shall specify the circumstances being relied upon for termination. The Executive's employment under this Agreement shall be deemed terminated as of the date of the demand for termination under clauses (a) and (b) above, unless, in the case of termination under clause (b) above, such alleged breach is timely remedied within such 45 days.

                  5.4 GOOD REASON. Subject to Sections 5.2 and 5.3, Nicklaus may terminate his employment under this Agreement for "Good Reason". "Good Reason" means: (a) any assignment to Nicklaus of duties that are inconsistent, in a material and adverse respect, with the scope of duties and responsibilities set forth in Section 2; (b) any removal of Nicklaus from the position of Chairman of the Board of the Company, or material diminution in his responsibilities or authority to act on behalf of the Company; (c) a failure by the Company to pay when due all compensation provided for in this Agreement within 10 days after it becomes due; or (d) a material failure by the Company to comply with any of the other material provisions of this Agreement; and any such event set forth in clauses (a) through (d) above shall not be remedied within 45 days from the date Nicklaus delivers written notice thereof to the Company specifically identifying the nature of the facts constituting the Good Reason.

         6.       PAYMENTS TO EXECUTIVE DURING DISABILITY AND AFTER TERMINATION.

                  6.1 PAYMENTS AFTER DEATH. If Nicklaus' employment is terminated under Section 5.1 above because of Nicklaus' death, his estate shall receive the Base Salary through the date of termination in accordance with the terms of this Agreement.

                  6.2 PAYMENTS PRIOR TO TERMINATION DURING DISABILITY. During any period during the Term that Nicklaus is unable to perform his duties hereunder by reason of his Disability, Nicklaus shall continue to receive the Base Salary (payable by the Company only to the extent not payable by Company's disability insurance carrier), until Nicklaus' employment is terminated pursuant to Section 5.2 above.

                  6.3 PAYMENTS AFTER TERMINATION BECAUSE OF DISABILITy. If Nicklaus' employment is terminated under Section 5.2 because of his Disability, Nicklaus shall continue to receive the Base Salary (determined as of the date of termination) through the remaining Term in accordance with the terms of this Agreement; provided, that the Company's obligation to make such payments shall be offset as of the date Nicklaus begins receiving payments or benefits from the Company's disability insurance carrier or under any employee benefit plan or program of the Company providing disability benefits or compensation, by the amount of such payments, benefits or compensation.

                  6.4 PAYMENTS AFTER TERMINATION FOR CAUSE. If Nicklaus' employment is terminated under Section 5.3 for Cause, Nicklaus shall receive the Base Salary through the date of termination in accordance with the terms of this Agreement.

                  6.5      PAYMENTS AFTER WRONGFUL TERMINATION.

                           (a)      If the Company terminates Nicklaus'
employment other than because of Nicklaus' death or Disability, or for Cause, or if Nicklaus shall terminate Nicklaus' employment for Good Reason pursuant to
Section 5.4 (any such termination being referred to as a "Wrongful Termination"), then Nicklaus shall continue to receive the Base Salary through the remaining Term in accordance with the terms hereof.

                           (b)      Notwithstanding the terms of Section 6.5(a)
above, if a Wrongful Termination occurs within a period of one year after a Change of Control (as defined below), Nicklaus shall be entitled within 30 days after such termination to a lump sum payment equal to the greater of (i) the Base Salary through the remaining Term, and (ii) 30 months of the Base Salary, in each case, subject to Section 6.6 below.

                           A Change of Control will occur: (i) on the date of
the acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended), excluding the Company, any of its subsidiaries or any holder of the Company's Class "B" Common Stock, par value $.01 per share, of 40% or more of the then outstanding voting securities entitled to vote generally in the election of directors; (ii) on the date of any sale of the Company's or any of its subsidiaries' assets which required approval of the Company's shareholders under the Florida Business Corporation Act; or (iii) on the date of any consolidation or merger to which the Company is a party or any stock exchange or similar transaction as a result of which the holders of the Company's outstanding voting securities immediately prior to such transaction do not continue to own voting securities in the new or surviving entity entitling them to elect its Board of directors.

                  6.6 CONTINUATION OF STOCK OPTIONS. The Company acknowledges that the termination of this Agreement for any reasosn, including termination for cause under Section 5.3, shall not affect the obligations of the Company to grant to Nicklaus those stock options described in Section 3.2, above, during the remainder of the original term of this Agreement, or the rights of Nicklaus or any permitted assignee of such options to excercise such options according to the terms of the Plan or the Stock Option Agreement. In the event this Agreement is terminated due to the death or declaration of incompetency of Nicklaus, the Company acknowledges that his rights under the Plan may be excercised in his name by his legal representatives.



         7. PERSONAL SERVICES AS MODEL, SPOKESMAN, AND ENDORSER. The parties acknowledge that, prior to the effective date of this Agreement, Nicklaus authorized GBI, as the Company's predecessor in interest, to provide his personal services as a model, spokesman and celebrity endorser in support of its licenses to market products and services under the Nicklaus(TM), Jack Nicklaus(TM), Golden Bear(TM), and related brands, which licensing rights have been assumed by the Company under the Trademark License as of the Effective Date of this Agreement with respect to the Licensed Goods (as defined therein). Nicklaus agrees to continue the performance of such services for existing licensees of the Company under those agreements in force as of the Effective Date (the "Existing Agreements"), and to permit the Company to enter into future licensing agreements which require the Company to provide his personal services as part of the Company's marketing support to its licensees, subject to the terms and conditions of this Section 7, provided the scope of those services are consistent with his prior commitment on behalf of GBI.

                  7.1 SERVICES AS A MODEL FOR COMMERCIAL PRODUCTION. Nicklaus agrees to furnish his personal services as a model and performer for photography and recording sessions for the purpose of producing broadcast commercials and obtaining still photography to be used in production of media advertising and promotional materials for the Licensed Goods under the Existing Agreements. The Company will be responsible for scheduling Nicklaus' appearance at these sessions at times and sites convenient to Nicklaus' other travel and business commitments. It is understood that in the event that the parties are unable to arrange a mutually convenient appearance by Nicklaus at a studio facility, or if the photography or recording sessions otherwise require, production activities may be conducted on location at a mutually convenient time and place. Unless otherwise agreed by Nicklaus, in writing, the Company will obtain Nicklaus' personal approval of concepts, storyboards, and scripts for materials to be produced hereunder as a condition to the exercise of any approval rights granted by the Company's licensees, and Nicklaus will have the right in any event to approve all statements made by or attributed to Nicklaus in connection with such materials. Except for such approval rights, Nicklaus shall work withthe reasonable creative direction of the persons in charge of producing the broadcast commercials or photography, and shall cooperate with the representative of the Company and such persons as required to complete the scheduled sessions.

                  7.2 OTHER PERSONAL SERVICE DAYS. Nicklaus further agrees to make himself available for personal appearances as a spokesman and celebrity endorser as reasonably necessary for the Company to fulfill its commitments under the Existing Agreements. The Company will obtain Nicklaus' personal approval of the services to be provided by him and the promotional concepts for events at which such appearances are made as a condition to the exercise of any approval rights granted by the Company's licensees over such matters, and Nicklaus will have the right in any event to approve any appearances which he is requested to make in conjunction with his attendance at a competitive golf tournament. The Company will be responsible for scheduling Nicklaus' appearances under this subsection at times and sites convenient to Nicklaus' other travel and business commitments.

                  7.3 ADDITIONAL SERVICE COMMITMENTS. Subject to the limitations set forth in subsection 7.4, below, Nicklaus agrees to make himself available during the term of this Agreement for photography and recording sessions and other personal appearances as reasonably required in order for the Company to market, advertise and promote Licensed Goods under licensing agreements concluded from and after the Effective Date. The parties agree that the terms applicable to Nicklaus' appearances in support of the Existing Agreements under subsections 7.1 and 7.2, above, shall apply to any license agreement concluded under this subsection unless otherwise agreed in writing by Nicklaus and the Company at the time such agreement is concluded. Prior to making any binding commitment to a licensee to provide Nicklaus' personal services, the Company will review the proposed arrangements with Nicklaus and provide Nicklaus with such assurances as he may request that the proposed services will not conflict with Nicklaus' other business or professional golf commitments, or create any personal or professional embarrassment or annoyance to Nicklaus. The Company acknowledges that, in accordance with FTC regulations, Nicklaus cannot provide a personal commercial endorsement of any product or service if such endorsement does not reflect his good faith personal belief, and Nicklaus shall not be required by the Company to furnish any personal services under this Section 7 with respect to any such product or service.

                  7.4 TIME COMMITMENTS. The Company agrees that Nicklaus' personal time requirements in connection with these sessions will not exceed two
(2) Service Days (as defined below) for any single licensee or product category, unless otherwise agreed by Nicklaus in his sole discretion. The Company further agrees that Nicklaus' total time commitments in any calendar year shall be limited to a total of ten (10) Service Days, unless the parties have agreed that Nicklaus will furnish additional days as provided in subsection 7.5, below. For purposes of this subsection, a "Service Day" shall be any working day on which Nicklaus is required to render services to the Company under this Section, and shall not exceed eight (8) hours in duration, unless otherwise agreed by Nicklaus. The duration of an appearance shall include all time when Nicklaus is committed at the site of a session or personal appearance, including Nicklaus' required participation in set up and rehearsals, customary performer and crew break time, meals and social functions, and public relations activities.

                  7.5 OPTIONAL SERVICE DAYS. The Company may request Nicklaus to provide Service Days in addition to those required under subsection 7.4 in support of the Company's marketing activities for Licensed Goods, provided that Nicklaus shall not be required to provide such Service Days in order to maintain his employment under this Agreement. In the event that Nicklaus is willing to provide additional Service Days to the Company, the parties shall negotiate in good faith the additional compensation to be paid to Nicklaus in exchange for his participation in such Service Days, which compensation shall not exceed one hundred fifty thousand dollars ($150,000) for each additional Service Day provided. Any commitment for Nicklaus to render such services shall be reflected in a written addendum to this Agreement, which shall set forth the number of additional Service Days to be provided, the compensation to be paid for such services, and the duration of such commitment by Nicklaus, if other than for the balance of the term of this Agreement.

         8. NOTICES. All notices or other communications which any party to this Agreement may desire or be required to give under this Agreement shall be deemed to have been given the first business day after being delivered to a nationally recognized overnight courier for next business day delivery to the address of such party set forth below or such other address as either party may from time to time give notice to the other in the aforesaid manner:

         If to the Company:              Golden Bear Golf, Inc.
                                         11780 U.S. Highway No. 1
                                         North Palm Beach, Florida 33408
                                         Attn: _________________________

                                         If to Nicklaus:
                                         Jack W. Nicklaus
                                         -------------------------------

                                         -------------------------------

                                         Attn:  _______________________


Copy to Joseph W. Fleming, Esq.
Park Centre
Suite 100
400 Royal Palm Way
Palm Beach, FL  33480

         9. MISCELLANEOUS.

         9.1 ENTIRE AGREEMENT. This Agreement and all agreements and documents referred to in this Agreement are intended to and do constitute the entire agreement between the parties and supersede all prior oral or written agreements or understandings of the parties with regard to the subject matter of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, have been made by either party which are not expressly set forth in this Agreement.

         9.2 NO ORAL MODIFICATIONS. No interpretation, change, termination or waiver of any provision of this Agreement shall be binding upon a party unless in writing and executed by the party or parties to be bound thereby.

         9.3 NO ASSIGNMENT. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or delegated by the parties to this Agreement, except for any assignment by the Company occurring by operation of law.

         9.4 BINDING EFFECT. This Agreement shall be binding upon the parties and their respective successors and shall inure to the benefit of the parties and their respective successors.

         9.5 GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to any conflict of laws provision thereof.

         9.6 PREVAILING PARTIES. In the event of a dispute regarding any of the terms of this Agreement, the party prevailing in such dispute shall be paid its legal costs, including reasonable attorneys' fees, incurred in connection with the enforcement or interpretation of this Agreement, in litigation and in preparation for litigation, and at trial and in connection with any appellate action.

         9.7 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, will constitute one and the same agreement. Any telecopied version of a manually executed signature page delivered by one party to the other shall be deemed a manually executed and delivered original.

         9.9 NO WAIVER. Any waiver by either party of any provision of this Agreement shall not be construed as a continuing waiver thereof or a waiver of any other provision of this Agreement.

         9.10 HEADINGS. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

         9.11 REMEDIES. Neither the termination of this Agreement, the provision of a specific remedy, nor any other provision of this Agreement shall be construed to prohibit any party from pursuing any remedy available at law or in equity for the breach or violation of the provisions of this Agreement.

         9.12 SURVIVAL. The terms of Sections 3, 6, 7, and of this Agreement shall survive the expiration or termination of this Agreement.

         IN WITNESS WHEREOF, the undersigned have entered into this Agreement on the date set forth above.


                                                GOLDEN BEAR GOLF, INC.


                                                By:
                                                   --------------------------
                                                Name:
                                                   --------------------------
                                                Title:
                                                   --------------------------




Jack W. Nicklaus

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